                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          AMERICREDIT CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                               AMERICREDIT CORP.
                               200 BAILEY AVENUE
                            FORT WORTH, TEXAS 76107

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 5, 1997

                            ------------------------

To Our Shareholders:

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of AmeriCredit Corp. (the "Company") will be held at The Fort Worth Club, in the City of Fort Worth, Texas on the 5th day of November, 1997, at 10:00 a.m. (local time) for the following purposes:

    1. To elect eight (8) directors to hold office until the next annual election of directors by shareholders or until their respective successors are duly elected and qualified;

    2. To consider and act upon a proposal to amend the 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp. (the "1995 Plan") to increase the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), reserved under the 1995 Plan from 2,000,000 shares to 5,000,000 shares of Common Stock;

    3. To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending June 30, 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on September 12, 1997, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed.

    You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors

                                                     Chris A. Choate

                                                        SECRETARY

Dated: September 26, 1997

                               AMERICREDIT CORP.
                               200 BAILEY AVENUE
                            FORT WORTH, TEXAS 76107

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 5, 1997

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The accompanying proxy is solicited by the Board of Directors on behalf of AmeriCredit Corp., a Texas corporation ("AmeriCredit" or the "Company"), to be voted at the 1997 Annual Meeting of Shareholders of AmeriCredit (the "Annual Meeting") to be held on November 5, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE.

    The principal executive offices of AmeriCredit are located at 200 Bailey Avenue, Fort Worth, Texas 76107. AmeriCredit's mailing address is the same as its principal executive offices.

    This Proxy Statement and accompanying proxy are being mailed on or about September 26, 1997. AmeriCredit's Annual Report covering the Company's fiscal year ended June 30, 1997 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

    The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

    In addition to the solicitation of proxies by use of the mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. AmeriCredit has also retained McCormick & Pryor Ltd., New York, New York to assist in the solicitation of proxies from shareholders and will pay McCormick & Pryor Ltd. a fee of approximately $5,000 for its services and will reimburse such firm for its out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners. The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, will be borne by AmeriCredit.

                            PURPOSES OF THE MEETING

    At the Annual Meeting, the shareholders of AmeriCredit will consider and vote on the following matters:

        1. The election of eight (8) directors to hold office until the next annual election of directors by shareholders or until their respective successors are duly elected and qualified;

        2. A proposal to approve an amendment to the 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp. (the "1995 Plan") to increase the number of shares of Common Stock reserved under the 1995 Plan from 2,000,000 shares to 5,000,000 shares of Common Stock;

        3. The ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending June 30, 1998; and

        4. The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

                               QUORUM AND VOTING

    The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on September 12, 1997 (the "Record Date"). On the Record Date, there were 29,457,163 shares of Common Stock of the Company, par value $0.01 per share, outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors and the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is required for the approval of the amendment to the 1995 Plan and for the ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending June 30, 1998.

    Abstentions and broker non-votes are counted towards determining whether a quorum is present. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and voting for purposes of any item on which the abstention is noted, thus having the effect of a "no" vote as to that proposal because each proposal (other than the election of directors) requires the affirmative vote of a majority of the shares voting at the meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

    The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, by (i) each current director and nominee for director of the Company; (ii) each Named Executive Officer (as defined in the "Executive Compensation--Summary Compensation Table" on page 8 of this Proxy Statement);
(iii) all present
executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.

                                                                              COMMON         PERCENT OF
                                                                            STOCK OWNED      CLASS OWNED
                                                                          BENEFICIALLY(1)  BENEFICIALLY(1)
                                                                          ---------------  ---------------
Regan Partners, L.P.....................................................    2,335,200(2)          7.93%
Montgomery Asset Management, L.P........................................    1,885,000(3)          6.40%
Gardner Lewis Asset Management..........................................    1,503,500(4)          5.10%
Clifton H. Morris, Jr...................................................    1,322,261(5)          4.31%
Michael R. Barrington...................................................      515,973(6)          1.72%
Daniel E. Berce.........................................................      698,897(7)          2.32%
Edward H. Esstman.......................................................      490,506(8)          1.64%
James H. Greer..........................................................      220,000(9)          *
Gerald W. Haddock.......................................................       80,000(10)         *
Douglas K. Higgins......................................................       80,000(11)         *
Kenneth H. Jones, Jr....................................................      276,000(12)         *
Michael T. Miller.......................................................       34,576(13)         *
All Present Executive Officers and Directors as a Group (12
  Persons)(5)(6)(7)(8)(9)(10)(11)(12)(13)...............................    3,899,786            11.78%

------------------------

*   Less than 1%

 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The percentages are based upon 29,457,163 shares outstanding as of the Record Date, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date are based upon the sum of 29,457,163 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of the Record Date held by them, as indicated in the following notes.

 (2) As of August 31, 1997, the Company has been informed that Regan Partners, L.P. ("Regan Partners"), Athena Partners, L.P. ("Athena"), Basil P. Regan, Lenore Robins and Lee R. Robins hold an aggregate of 2,335,200 shares. An additional 116,700 shares are held by certain trusts and other investment funds controlled by such group of persons, as to which beneficial ownership is disclaimed. The address of Regan Partners and Basil P. Regan is 6 East 43rd Street, New York, New York 10017; the address of Athena, Lenore Robins and Lee R. Robins is 32 East 57th Street, New York, New York 10022.

 (3) As of March 31, 1997, the Company has been informed that Montgomery Asset Management, L.P. ("Montgomery") holds an aggregate of 1,885,000 shares in various investment funds for which Montgomery serves as investment advisor and over which Montgomery has sole or shared voting and investment power. The address of Montgomery is 3200 Cherry Creek Drive S., #370, Denver, Colorado 80209.

 (4) As of September 12, 1997, the Company has been informed that Gardner Lewis Asset Management ("Gardner Lewis") holds an aggregate of 1,503,500 shares in various investment funds for which Gardner Lewis serves as investment advisor and over which Gardner Lewis has sole or shared voting and investment power. The address of Gardner Lewis is 285 Wilmington-West Chester Pike, Chadds Ford, Pennsylvania 19317.

 (5) This amount includes 1,233,999 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 38,136 shares of Common Stock in the name of Sheridan C. Morris, Mr. Morris' wife.

 (6) This amount includes 508,440 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (7) This amount includes 673,607 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (8) This amount includes 465,333 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (9) This amount consists of 220,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 19,606 shares of Common Stock held by Mr. Greer's wife as separate property, as to which Mr. Greer disclaims any beneficial interest.

(10) This amount includes 70,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(11) This amount includes 20,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 12,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(12) This amount includes 236,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(13) This amount includes 34,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

    The Company's Bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors or shareholders but shall not be less than three (3) nor more than fifteen (15). At a meeting of the Board of Directors on July 22, 1997, the number of directors comprising the Board of Directors for the ensuing year was set at eight (8).

    Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the offices of directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors shall have been duly elected and shall have qualified. Each of the nominees is presently a director of the Company. Information regarding each nominee is set forth in the table and text below:

                                                          PRINCIPAL                YEAR FIRST
                                                         OCCUPATION &                ELECTED         OFFICE(S) HELD
NOMINEE                             AGE                BUSINESS ADDRESS             DIRECTOR         IN AMERICREDIT
------------------------------      ---      ------------------------------------  -----------  -------------------------
Clifton H. Morris, Jr.........          62   Chairman of the Board                       1988   Chairman of the Board and
                                             and Chief Executive Officer                         Chief Executive Officer
                                             AmeriCredit Corp.
                                             200 Bailey Avenue
                                             Fort Worth, TX 76107

Michael R. Barrington.........          38   Vice Chairman, President                    1990   Vice Chairman, President
                                             and Chief Operating Officer                         and Chief Operating
                                             AmeriCredit Corp.                                   Officer and Director
                                             200 Bailey Avenue
                                             Fort Worth, TX 76107

                                                          PRINCIPAL                YEAR FIRST
                                                         OCCUPATION &                ELECTED         OFFICE(S) HELD
NOMINEE                             AGE                BUSINESS ADDRESS             DIRECTOR         IN AMERICREDIT
------------------------------      ---      ------------------------------------  -----------  -------------------------
Daniel E. Berce...............          43   Vice Chairman and                           1990   Vice Chairman and Chief
                                             Chief Financial Officer                             Financial Officer and
                                             AmeriCredit Corp.                                   Director
                                             200 Bailey Avenue
                                             Fort Worth, TX 76107

Edward H. Esstman.............          56   President and Chief                         1996   Executive Vice
                                             Operating Officer                                   President--Auto Finance
                                             AmeriCredit Financial                               Division and Director
                                             Services, Inc.
                                             200 Bailey Avenue
                                             Fort Worth, TX 76107

James H. Greer................          70   Chairman of the Board                       1990   Director
                                             Shelton W. Greer Co., Inc.
                                             3025 Maxroy Street
                                             P.O. Box 7327
                                             Houston, TX 77248

Gerald W. Haddock.............          49   President and Chief                         1993   Director
                                             Executive Officer
                                             Crescent Real Estate
                                             Equities Company
                                             777 Main Street, Suite 2700
                                             Fort Worth, TX 76102

Douglas K. Higgins............          47   Private Investor                            1996   Director
                                             Higgins & Associates
                                             101 W. Randol Mill
                                             Suite 150
                                             Arlington, TX 76011

Kenneth H. Jones, Jr..........          62   Vice Chairman                               1988   Director
                                             KBK Capital Corporation
                                             Suite 2200
                                             301 Commerce Street
                                             Fort Worth, TX 76102

    CLIFTON H. MORRIS, JR. has been Chairman of the Board and Chief Executive Officer of the Company since May 18, 1988, and was also President of the Company from such date until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International, a publicly held company which owns and operates funeral homes and related businesses.

    MICHAEL R. BARRINGTON has been Vice Chairman, President and Chief Operating Officer of the Company since November 1996 and was Executive Vice President, Chief Operating Officer of the Company from November 1994 until November 1996. Mr. Barrington was a Vice President of the Company from May 1991 until November 1994. From its formation in July 1992 until November 1996, Mr. Barrington was also the President and Chief Operating Officer of AmeriCredit Financial Services, Inc. ("AFSI"), a subsidiary of the Company.

    DANIEL E. BERCE has been Vice Chairman and Chief Financial Officer of the Company since November 1996 and was Executive Vice President, Chief Financial Officer and Treasurer for the Company from November 1994 until November 1996. Mr. Berce was Vice President, Chief Financial Officer and Treasurer for the Company from May 1991 until November 1994.

    EDWARD H. ESSTMAN has been President and Chief Operating Officer of AFSI since November 1996. Mr. Esstman was Executive Vice President, Director of Consumer Finance Operations of AFSI from November 1994 until November 1996 and was Senior Vice President, Director of Consumer Finance of AFSI from AFSI's formation in July 1992 until November 1994. Mr. Esstman has also been Executive Vice President--Auto Finance Division for the Company since November 1996 and Senior Vice President and Chief Credit Officer for the Company from November 1994 until November 1996.

    JAMES H. GREER is the Chairman of the Board of Shelton W. Greer Co., Inc. which engineers, manufactures, fabricates and installs building specialty products, and has been such for more than five years. Mr. Greer is also a director of Service Corporation International and Tanknology Environmental, Inc. Tanknology Environmental, Inc. is a publicly held company engaged in the environmental services industry.

    GERALD W. HADDOCK is President and Chief Executive Officer of Crescent Real Estate Equities Company ("Crescent"), a publicly held real estate investment trust, and has been in such position since December 1996. From May 1994 until December 1996, Mr. Haddock was President of Crescent. From June 1990 until December 1993, Mr. Haddock was a partner with the Fort Worth, Texas law firm of Jackson & Walker, L.L.P. and, from January 1994 until April 1994, was of counsel to such firm. Mr. Haddock is also a director of ENSCO International Incorporated, a publicly held oil and natural gas services company.

    DOUGLAS K. HIGGINS is a private investor and owner of Higgins & Associates and has been in such position since July 1994. In 1983, Mr. Higgins founded H & M Food Systems Company, Inc., a manufacturer of meat-based products for the foodservice industry, and was employed by such company as President until his retirement in July 1994.

    KENNETH H. JONES, JR. is Vice Chairman of KBK Capital Corporation, a publicly held non-bank commercial finance company, and has been in such position since January 1995. Prior to January 1995, Mr. Jones was a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and was with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years. Mr. Jones is also a director of Hallmark Financial Services, Inc., a publicly held company engaged in the insurance business.

    If elected as a director of the Company, each director will hold office until next year's annual meeting of shareholders, expected to be held in November 1998, or until his respective successor is elected and has qualified.

    The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of Proxy intend to vote the shares represented in such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

BOARD COMMITTEES AND MEETINGS

    Standing committees of the Board include the Audit Committee and the Stock Option/Compensation Committee.

    The Audit Committee's principal responsibilities consist of (i) recommending the selection of independent auditors, (ii) reviewing the scope of the audit conducted by such auditors, as well as the audit itself, and (iii) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures, and policies generally. Members consist of Messrs. Greer, Haddock, Higgins and Jones.

    The Stock Option/Compensation Committee (i) administers the Company's employee stock option plans and reviews and approves the granting of stock options and (ii) reviews and approves compensation for executive officers. Members consist of Messrs. Greer, Haddock, Higgins and Jones.

    The Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 1997. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served, other than Mr. Haddock who attended 67% of all such meetings.

DIRECTOR COMPENSATION

    Members of the Board of Directors currently receive a $2,000 quarterly retainer fee and an additional $2,000 fee for attendance at each meeting of the Board. Members of Committees of the Board of Directors are paid $1,000 per quarter for participation in all committee meetings held during that quarter.

    At the 1990 Annual Meeting of Shareholders, the Company adopted the 1990 Stock Option Plan for Non-Employee Directors of AmeriCredit Corp. (the "1990 Director Plan"), which provides for grants to the Company's nonemployee directors of nonqualified stock options and reserves, in the aggregate, a total of 750,000 shares of Common Stock for issuance upon exercise of stock options granted under such plan. Under the 1990 Director Plan, each nonemployee director receives, upon election as a Director and thereafter on the first business day after the date of each annual meeting of shareholders of the Company, an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option is fully vested upon the date of grant but may not be exercised prior to the expiration of six months after the date of grant. On November 14, 1996, options to purchase 10,000 shares of Common Stock were granted under the 1990 Director Plan to each of Messrs. Greer, Haddock, Higgins and Jones at an exercise price of $18.75 per share. The exercise price for the options granted to Messrs. Greer, Haddock, Higgins and Jones is equal to the last reported sale price of the Common Stock on the New York Stock Exchange ("NYSE") on the day preceding the date of grant. Each nonemployee director elected at the 1997 Annual Meeting of Shareholders will receive an option to purchase 10,000 additional shares of Common Stock pursuant to the 1990 Director Plan following such meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Stock Option/Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC"). No member of the Stock Option/Compensation Committee served on the compensation committee, or as a director, of another corporation, one of whose directors or executive officers served on the Stock Option/Compensation Committee or whose executive officers served on the Company's Board of Directors.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years shown.

                                                                              LONG TERM
                                                                         COMPENSATION AWARDS
                                                                         --------------------
                                                  ANNUAL COMPENSATION      SHARES OF COMMON      ALL OTHER
                                                 ----------------------    STOCK UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR      SALARY     BONUS ($)    STOCK OPTIONS (#)       ($)(1)
------------------------------------  ---------  ---------  -----------  --------------------  -------------
Clifton H. Morris, Jr.                     1997    397,230     379,230            --               116,771
Chairman & CEO                             1996    320,921     181,764           300,000            41,771
                                           1995    287,620     128,070           150,000            41,771

Michael R. Barrington                      1997    276,704     258,704            --                43,326
Vice Chairman, President                   1996    223,832     123,506           200,000             5,758
  & Chief Operating Officer                1995    201,204      73,281           162,500             5,737

Daniel E. Berce                            1997    276,704     258,704            --                44,120
Vice Chairman &                            1996    223,832     123,506           200,000             6,620
  Chief Financial Officer                  1995    201,204      73,281           125,000             6,615

Edward H. Esstman                          1997    246,473     171,355            --                45,655
President and Chief                        1996    186,758      91,385           150,000            10,305
  Operating Officer--AFSI                  1995    162,666      65,067           100,000            10,305

Michael T. Miller                          1997    119,822      59,911            70,000               730
Senior Vice President                      1996     97,500      39,000            15,000               624
  and Chief Credit Officer                 1995     78,750      25,594            15,000               571

------------------------

(1) The amounts disclosed in this column for fiscal 1997 include:

    (a) Company contributions made in the form of the Company's Common Stock, to 401(k) retirement plans on behalf of each executive officer as follows:
       Messrs. Morris, Barrington, Berce and Esstman, $4,500; and Mr. Miller, $550;

    (b) Payment by the Company of premiums for term or whole life insurance on behalf of each executive officers or their dependents, as follows: Mr. Morris, $37,271; Mr. Barrington, $1,326; Mr. Berce, $2,120; Mr. Esstman, $3,655; and Mr. Miller, $180; and

    (c) Annual premium payments under split-dollar life insurance policies on Mr. Morris, $75,000; and Messrs. Barrington, Berce and Esstman, $37,500 each.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows all individual grants of stock options to the Named Executive Officers of the Company during the fiscal year ended June 30, 1997.

                                        SHARES OF
                                      COMMON STOCK      % OF TOTAL                                GRANT DATE
                                       UNDERLYING     OPTIONS GRANTED   EXERCISE                    PRESENT
                                     OPTIONS GRANTED  TO EMPLOYEES IN     PRICE      EXPIRATION      VALUE
                                           (#)          FISCAL YEAR      ($/SH)         DATE        ($)(1)
                                     ---------------  ---------------  -----------  ------------  -----------
Clifton H. Morris, Jr.                     --               --             --            --           --
Chairman & CEO

Michael R. Barrington                      --               --             --            --           --
Vice Chairman, President & Chief
  Operating Officer

Daniel E. Berce                            --               --             --            --           --
Vice Chairman & Chief Financial
  Officer

Edward H. Esstman                          --               --             --            --           --
President and Chief Operating
  Officer--AFSI

Michael T. Miller                          50,000(2)          4.06          17.50     10/22/2006   $ 266,500
Senior Vice President and                  20,000(3)          1.62          14.50      4/22/2007   $  88,200
  Chief Credit Officer

------------------------

(1) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations are based on a ten year option term for all grants and upon the following assumptions: annual dividend growth of 0 percent, volatility of approximately 20 percent, and a risk-free rate of return based on the published Treasury yield curve effective on the grant date. There can be no assurance that the amounts reflected in this column will be achieved.

(2) The options granted to Mr. Miller for 50,000 shares, which expire ten years after the date of grant, become exercisable on the earlier of (i) October 22, 2003, (ii) the next business day (the "Acceleration Date") after the conclusion of a period of 20 consecutive trading days during which the average of the closing prices of the Company's Common Stock for such 20 day period is equal to or greater than $25 per share, provided that the Acceleration Date must occur, if at all, on or before October 22, 1999, or
    (iii) the occurrence of a change in control of the Company. As of the Record Date, the Acceleration Date has occurred and these options have become exercisable.

(3) The options granted to Mr. Miller for 20,000 shares, which expire ten years after the date of grant, become exercisable 20% on the date of grant and in 20% increments thereafter on the anniversary of the grant date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

    Shown below is information with respect to the Named Executive Officers regarding option exercises during the fiscal year ended June 30, 1997, and the value of unexercised options held as of June 30, 1997.

                                                                    SHARES OF COMMON
                                                                    STOCK UNDERLYING     VALUE OF UNEXERCISED
                                                                       UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS AT             OPTIONS AT
                                                                         FY-END                 FY-END
                                         SHARES                          (#)(2)                 ($)(2)
                                       ACQUIRED ON                  -----------------  -------------------------
                                        EXERCISE    VALUE REALIZED    EXERCISABLE/           EXERCISABLE/
                                           (#)          ($)(1)        UNEXERCISABLE          UNEXERCISABLE
                                       -----------  --------------  -----------------  -------------------------
Clifton H. Morris, Jr.                        -0-             N/A     883,999/350,000  $   14,215,276/$2,406,250
Chairman & CEO

Michael R. Barrington                      90,167    $  1,268,882     358,440/200,000  $    4,744,430/$1,000,000
Vice Chairman, President & Chief
  Operating Officer

Daniel E. Berce                            25,000    $    367,575     473,607/200,000  $    6,701,415/$1,000,000
Vice Chairman & Chief Financial
  Officer

Edward H. Esstman                          19,000    $    370,500     295,333/170,000  $    4,461,568/$1,092,500
President and Chief Operating
  Officer--AFSI

Michael T. Miller                          13,500    $    170,400       10,000/88,500  $         65,000/$518,775
Senior Vice President and Chief
  Credit Officer

------------------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the options were exercised. The value realized was determined without considering any taxes which may have been owed.

(2) Values stated are pre-tax, net of cost and are based upon the closing price of $21.00 per share of the Company's Common Stock on the NYSE on June 30, 1997, the last trading day of the fiscal year.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Stock Option/Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Haddock, Greer, Higgins and Jones. The Committee is responsible for all elements of the total compensation program for executive officers and senior management personnel of the Company, including stock option grants and the administration of other incentive programs.

GENERAL

    The objectives of the Company's compensation strategy have remained constant since fiscal 1994 and are as follows: (i) to attract and retain the best possible executive talent, (ii) to motivate its executives to achieve the Company's goals, (iii) to link executive and shareholder interest through compensation plans that provide opportunities for management to become substantial shareholders in the Company, and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions.

    The Company's compensation strategy was initially developed in fiscal 1994 with the assistance of independent compensation consultants and was reevaluated in fiscal 1996 by another independent compensation consultant. Inasmuch as the Committee continues to generally follow the strategies developed in prior periods in conjunction with the outside consultants, the Committee did not consider a similar reevaluation of the Company's compensation practices by compensation consultants to be necessary in fiscal 1997.

    None of the companies evaluated from time to time by the Committee or the Company's consultants in setting compensation levels are included in the S&P Financial Index contained in the Performance Graph on page 15 of this Proxy Statement. The companies comprising the S&P Financial Index include banks, insurance companies, savings and loans and other diversified financial companies, most of which have substantially more assets than the Company.

COMPONENTS OF COMPENSATION OF EXECUTIVE OFFICERS.

    Compensation paid to the Company's executive officers in fiscal 1997, the separate elements of which are discussed below, consisted of the following: base salary, annual bonus for fiscal 1997 and, in the case of Mr. Miller, stock options granted under the Company's stock option plans.

    BASE SALARY

    Employment agreements have been entered into between the Company and Messrs. Morris, Barrington, Berce, Esstman and Miller. All of these employment agreements, which are described in greater detail elsewhere in this Proxy Statement, provide for certain minimum annual base salary with salary increases, bonuses and other incentive awards to be made at the discretion of this Committee.

    The Committee has previously stated that its objective is to establish base salary levels at approximately the 75th percentile of similar financial services companies. In fiscal 1997, the Committee considered it appropriate to broaden its review and also evaluated the Company's base salary levels in relation to other similarly sized companies headquartered in the Dallas/Fort Worth region. In the Committee's opinion, this expanded review was appropriate as a result of the Company's rapid growth and financial success and the recent financial and operating difficulties experienced by several other companies engaged in businesses similar to the Company. The objective of this expanded review was to ascertain executive compensation levels at companies situated in the same region as the Company who might compete for the Company's executive talent. All of the companies evaluated by the Committee had a market capitalization of between $200 million and $1 billion and, accordingly, were similar in size to the Company.

    Based on the review described in the preceding paragraph, on April 22, 1997, the Committee authorized a base salary increase of $150,000 for Mr. Morris, $107,000 for Messrs. Barrington and Berce and $89,000 for Mr. Esstman. These increases align the Company's executive compensation with the companies reviewed. The increases were also considered appropriate in light of the growth and financial success of the Company, as reflected in the following factors considered by the Committee as of March 31, 1997 as compared to March 31, 1996: revenue increased 77%, net income increased 94%, loan originations increased 108%, managed receivables increased 120%, $1.005 billion in new capital was raised and the mortgage division was acquired in November 1996. The compensation increases were designed to recognize the Company's financial achievements and to serve to motivate the executives in future periods through a compensation system that clearly rewards financial success.

    ANNUAL INCENTIVE

    The purpose of annual incentive bonus awards is to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's predetermined objectives. In fiscal 1997, the CEO and the other Named Executive Officers received annual incentive awards equal to between 50% and 100% of their base salary. As originally adopted by the Committee prior to fiscal 1997, the annual incentive plan provided Messrs. Morris, Barrington, Berce and Esstman with a maximum bonus opportunity of between 50% and 60% of base salary in the event the Company acheived predetermined earnings per share for fiscal 1997. Because the Company achieved earnings that were substantially higher than the maximum bonus target, the Committee considered it appropriate to amend the 1997 incentive plan so as to provide Messrs. Morris, Barrington and Berce with bonuses equal to 100% of base salary and Mr. Esstman with a bonus equal to 75% of base salary. These increased bonus awards were appropriate in light of the Company's superior financial and operating performance in fiscal 1997 that substantially exceeded the Committee's expectations and objectives.

    For fiscal 1998, the Committee has approved an incentive plan similar to the plan in effect for fiscal 1997 (as such 1997 plan was amended to provide for the higher bonus opportunities), including the establishment of earnings targets and award levels associated with the Company's success in meeting those targets.

    LONG-TERM INCENTIVE

    The Company's long-term incentive plan has historically been comprised of awards of non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. Since the full benefit of stock option compensation cannot be realized unless stock appreciation occurs over a number of years, stock option grants are designed to provide an incentive to create shareholder value over a sustained period of time.

    The Committee met in April 1997 to consider authorizing stock option grants to Messrs. Morris, Barrington, Berce and Esstman. At that time, a decision was made by the Committee to not grant stock options in fiscal 1997 to such executive officers based on the following factors: (i) the increases in base salary and bonus opportunity authorized in April 1997 were intended to motivate these officers to achieve the Company's financial and operating objectives; and
(ii) as of April 1997, the per share price of the Company's common stock had yet to reach the $25 target price required for vesting of the option grants made to these executive officers in fiscal 1996. In October 1996, in order to provide an incentive to Mr. Miller similar to that provided to the other Named Executive Officers, the Committee considered it appropriate to make an option grant to Mr. Miller for 50,000 shares that becomes exercisable in full when the Company's common stock sustains a target price of $25 per share.

    As of September 4, 1997, following the conclusion of the Company's fiscal year, the options described in the preceding paragraph became fully vested as a result of the target price of $25 per share being sustained for the required time period.

    OTHER COMPENSATION PLANS

    The Company maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

    In addition, the Committee has previously approved a split-dollar life insurance program for Messrs. Morris, Barrington, Berce and Esstman. Under this program, the Company advances annual premiums for life insurance policies on these officers, subject to the right of the Company to recover certain amounts in the event of the officer's death or termination of employment. As adopted by the Committee, the annual premiums will not exceed $75,000 in the case of Mr. Morris and $37,500 in the case of Messrs. Barrington, Berce and Esstman.

FISCAL 1997 COMPENSATION OF CEO

    The Committee's general approach in setting Mr. Morris' target annual compensation is to seek to be competitive with financial services companies similar to the Company and with other similarly-sized companies located within the Dallas-Fort Worth area, but to have a large percentage of his target compensation based upon objective long-term criteria. During fiscal 1997, Mr. Morris received $379,230 in base salary. As noted above, Mr. Morris' base salary was increased on April 22 to $500,000. Following the increase, the Committee believes that Mr. Morris' base salary is aligned with base salaries paid to the top executive officer at similarly-sized financial services companies and at the companies reviewed by the Committee located within the Dallas-Fort Worth area. The salary amount shown for Mr. Morris in the "Executive Compensation--Summary Compensation Table" on page 8 of this Proxy Statement includes director fees in addition to his base salary.

    Mr. Morris also received a cash bonus under the 1997 incentive plan equal to 100% of his base salary. As originally adopted by the Committee prior to fiscal 1997, the 1997 incentive plan provided for Mr. Morris to receive a maximum cash bonus equal to 60% of his base salary in the event the Company achieved predetermined earnings per share targets. As discussed above, because the Company's earnings per share were substantially higher than the maximum bonus opportunity, the Committee considered it appropriate to amend the 1997 incentive plan to provide Mr. Morris with a bonus opportunity equal to 100% of his base salary. This increased bonus award was an appropriate reward in light of the Company's superior financial and operating performance in fiscal 1997 that substantially exceeded the Committee's expectations and objectives.

    As discussed above, the Committee did not grant any stock options or other long-term incentive awards to Mr. Morris in fiscal 1997.

                                          GERALD W. HADDOCK

                                          JAMES H. GREER

                                          DOUGLAS K. HIGGINS

                                          KENNETH H. JONES, JR.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on Page 15 shall not be incorporated by reference into any such filings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL
  ARRANGEMENTS

    The Company has entered into employment agreements with all of its Named Executive Officers. Messrs. Clifton H. Morris, Jr., Michael R. Barrington and Daniel E. Berce entered into employment agreements with the Company during fiscal 1991. These agreements, as amended, contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by the Company's Board of Directors, subject to minimum annual compensation for Messrs. Morris, Barrington and Berce of $500,000, $345,000 and $345,000, respectively. Included in each agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreements also provide that if the employee is terminated by the Company other than for cause, the Company will pay to the employee the remainder of his current year's salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years' salary. In the event the employee resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreements), the employee will be entitled to earned and vested bonuses at the date of termination plus the remainder of his current year's salary (undiscounted) plus the present value (employing an interest rate of 8%) of two additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period).

    Mr. Edward H. Esstman entered into an employment agreement with the Company in October 1996 (which agreement replaced a prior employment agreement with Mr. Esstman). Mr. Esstman's agreement, as amended, contains terms substantially identical to those contained in the agreements for Messrs. Barrington and Berce and provides for minimum annual compensation of $300,000.

    Mr. Michael T. Miller entered into an employment agreement with the Company in July 1997 (which agreement replaced a prior employment agreement with Mr. Miller). Mr. Miller's employment agreement contains a term that renews annually for successive three year periods and provides for minimum annual compensation of $165,000. Included in Mr. Miller's agreement is a covenant not to compete with the Company during the term of his employment and for a period of one year thereafter. In the event Mr. Miller is terminated by the Company other than for cause, the Company is obligated to pay him an amount equal to one year's salary (undiscounted). Mr. Miller's agreement contains "change in control" provisions similar to those contained in the employment agreements with the other Named Executive Officers.

    In addition to the employment agreements described above, the terms of all stock options granted to the Named Executive Officers provide that such options will become immediately vested and exercisable upon the occurrence of a change in control as defined in the stock option agreements evidencing such grants.

    The provisions and terms contained in these employment and option agreements could have the effect of increasing the cost of a change in control of the Company and thereby delay or hinder such a change in control.

PERFORMANCE GRAPH

    The following graph presents cumulative shareholder return on the Company's Common Stock for the five years ended June 30, 1997. The Company is compared to the S&P 500 and the S&P Financial Index. Each Index assumes $100 invested at the beginning of the measurement period and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

    The data source for the graph is Media General Financial Services, Inc., an authorized licensee of S&P.

             COMPARISON OF CUMULATIVE SHAREHOLDER RETURN 1992-1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           AMERICREDIT CORP.    S&P 500   S&P FINANCIALS
Jun-92                $100.00    $100.00          $100.00
Jun-93                $181.82    $113.65          $129.87
Jun-94                $213.64    $115.25          $130.61
Jun-95                $404.55    $146.30          $157.51
Jun-96                $558.18    $183.08          $223.51
Jun-97                $763.64    $246.61          $339.76

                    JUNE 1992    JUNE 1993    JUNE 1994    JUNE 1995    JUNE 1996    JUNE 1997
                   -----------  -----------  -----------  -----------  -----------  -----------
AmeriCredit         $  100.00    $  181.82    $  213.64    $  404.55    $  568.18    $  763.64
S&P 500             $  100.00    $  113.65    $  115.25    $  145.30    $  183.08    $  246.61
S&P Financials      $  100.00    $  129.87    $  130.61    $  157.51    $  223.51    $  339.76

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports of ownership and changes of ownership with the SEC. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended June 30, 1997, all filing requirements applicable to its executive officers and directors were met.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                  PROPOSAL TO AMEND THE 1995 OMNIBUS STOCK AND
                      INCENTIVE PLAN FOR AMERICREDIT CORP.
                                    (ITEM 2)

    For several years, the Company has utilized stock options as a key part of its overall compensation strategy for key employees. As of June 30, 1997, stock options granted under the Company's 1995 Omnibus Stock and Incentive Plan (the "1995 Plan") were held by 142 different officers and key employees of the Company. It has been the Company's practice to make annual stock option grants to most officers and key employees, including the employees who manage the Company's branch lending offices.

    On July 22, 1997, the Board of Directors amended the 1995 Plan to increase the number of shares of Common Stock reserved under the 1995 Plan from 2,000,000 shares to 5,000,000 shares (the "Amendment"). The Amendment was effective July 22, 1997 but is subject to shareholder approval. The Board increased the number of shares available under the 1995 Plan because almost all of the shares originally available were covered by outstanding grants under the 1995 Plan. If approved by shareholders at the Annual Meeting, the first sentence of Section 3 of the 1995 Plan will be amended to provide as follows:

           "As of the Effective Date, Five Million (5,000,000) Shares shall automatically, and without further action, become Available Shares."

    The remaining language of Section 3 will not be changed and the only effect of the Amendment will be to increase the number of shares of Common Stock authorized and available for issuance under the terms of the 1995 Plan.

    The Amendment is necessary in order to cover future grants of stock options and other awards made to officers and key employees. The Amendment will enable the Company to continue the purposes of the 1995 Plan by providing additional incentives to attract and retain qualified and competent employees, including branch office managers. This would be in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of Company employees in an effort to further instill shareholder considerations and values in the actions of such officers and employees.

    In July 1997, the Stock Option/Compensation Committee of the Board of Directors authorized, subject to shareholder approval of the Amendment, stock option grants to 45 employees of the Company, including certain non-executive officers of the Company as described below:

                                                                               1995 PLAN
                                                                 --------------------------------------
                                                                   DOLLAR VALUE
                                                                      ($)(1)        NUMBER OF UNITS (#)
                                                                 -----------------  -------------------
Named Executive Officers.......................................          0                   0
Executive Group................................................          0                   0
Non-Executive Director Group...................................          0                   0
Non-Executive Officer Employee Group...........................    $   1,158,500           170,000

------------------------

(1) As determined using the Black-Scholes model of option valuation to determine grant date pre-tax present value. See "Option Grants in Last Fiscal Year" table on page 9 of this Proxy Statement for description of assumptions used in calculation.

    Since it is the Company's practice, discussed above, to grant stock options from time to time to a large number of officers, key employees and managers, other than as set forth in the preceding table, it is not possible at this time to indicate the number, names or positions of employees who will receive future stock options or other awards or the number of shares of Common Stock for which future stock options or other awards will be granted to any employee under the 1995 Plan.

    The primary provisions of the 1995 Plan are described in Appendix A to this Proxy Statement. A copy of the 1995 Plan was contained in the Company's Proxy Statement for the 1995 Annual Meeting of Shareholders and has been filed by the Company with the SEC. Any shareholder desiring a complete copy of the 1995 Plan may obtain it by writing to AmeriCredit Corp., 200 Bailey Avenue, Fort Worth, Texas 76107, Attention: Corporate Secretary.

    The Company intends to register the three million additional shares of Common Stock issuable under the Amendment under the Securities Act, assuming shareholders approve the proposal to increase the number of shares. Shares purchased pursuant to the 1995 Plan after the effective date of such registration could immediately be sold on the open market subject, in the case of affiliates (as defined in Rule 144 under the Securities Act), to compliance with the provisions of Rule 144 other than the holding requirement.

    Approval of the Amendment to the 1995 Plan by shareholders of the Company is required by the rules of the New York Stock Exchange and by the terms of the 1995 Plan itself. The proposal to approve the Amendment to the 1995 Plan requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting of Shareholders.

    On September 22, 1997, the closing price of the Company's Common Stock on the New York Stock Exchange was $27.6875.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1995 OMNIBUS STOCK AND INCENTIVE PLAN FOR AMERICREDIT CORP.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 3)

    The Board of Directors has selected Coopers & Lybrand L.L.P. as independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending June 30, 1998, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock voting at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants. Coopers & Lybrand L.L.P. served as the Company's independent public accountants for the fiscal year ended June 30, 1997 and has reported on the Company's consolidated financial statements for such year. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

    While shareholder ratification is not required for the selection of Coopers & Lybrand L.L.P., since the Board of Directors has the responsibility for selecting the Company's independent public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinions, which the Board of Directors will take into consideration in future deliberations.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1998.

                                 OTHER BUSINESS
                                    (ITEM 4)

    The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

    Any proposal to be presented by a shareholder at the Company's 1998 Annual Meeting of Shareholders must be presented to the Company at least 120 days prior to the date that the Company mails the notice of such meeting. It is estimated that such deadline will be May 30, 1998, with the mailing of such notice to be approximately September 25, 1998.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     CHRIS A. CHOATE

                                                        SECRETARY

September 26, 1997

Fort Worth, Texas

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   APPENDIX A
              DESCRIPTION OF 1995 OMNIBUS STOCK AND INCENTIVE PLAN
                                      FOR
                               AMERICREDIT CORP.

GENERAL

    The 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp. (the "1995 Plan") was approved by the Stock Option/Compensation Committee of the Board of Directors on April 24, 1995; in July 1995, the Board of Directors ratified the action of the Committee and directed that the 1995 Plan be submitted to the shareholders of the Company for approval and adoption. The 1995 Plan was approved by the shareholders of the Company on November 14, 1995 at the Annual Meeting of Shareholders.

    On July 22, 1997, the Board of Directors amended the 1995 Plan to increase the number of shares of Common Stock reserved under the 1995 Plan from 2,000,000 shares to 5,000,000 shares (the "Amendment"). The Amendment was effective July 22, 1997 but is subject to shareholder approval. If approved by shareholders at the 1997 Annual Meeting, the first sentence of Section 3 of the 1995 Plan will be amended to provide as follows:

    "As of the Effective Date, Five Million (5,000,000) Shares shall automatically, and without further action, become Available Shares."

    The remaining language of Section 3 will not be changed and the only effect of the Amendment will be to increase the number of shares of Common Stock authorized and available for issuance under the terms of the 1995 Plan.

    The 1995 Plan provides for the granting of stock options and other stock and cash awards in order to facilitate the attraction, retention and motivation of key employees, as well as enabling such employees to participate in the long-term growth and financial success of the Company.

SHARES RESERVED UNDER THE 1995 PLAN

    If the Amendment is approved by shareholders, the number of shares of Common Stock that may be issued or awarded under the 1995 Plan shall not exceed five million, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations or other changes in the outstanding Common Stock. The shares issuable under the 1995 Plan may be drawn from either authorized but previously unissued shares of Common Stock or from reacquired shares of Common Stock, including shares purchased by the Company on the open market and held as treasury shares.

ADMINISTRATION OF THE 1995 PLAN

    The 1995 Plan is required to be administered by a committee designated by the Board of Directors and comprised of at least three directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. Currently, the Stock Option/Compensation Committee serves as administrator of the 1995 Plan. The Committee shall have, among other powers, the power to interpret, waive, amend, establish or suspend rules and regulations of the 1995 Plan in its administration of such Plan. The Committee shall have the sole discretion to determine the number or amount of shares, units, cash or other rights or awards, the nature and types of which are described below, to be granted to any participant.

GRANTS UNDER THE 1995 PLAN

    STOCK OPTIONS. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986 and/or nonqualified stock options. The term, exercisability and other provisions of an option shall be fixed by the Committee. The option price shall be any price determined by the Committee except that, in the case of an incentive stock option, the price shall not be less than the fair market value of the Company's Common Stock on the date of grant. The only type of award made under the 1995 Plan since its adoption has been nonqualifed stock options.

    RESTRICTED SHARE AWARDS. The Committee may also award shares of the Company's Common Stock under a Restricted Share Award. The Committee shall fix the restrictions and the restriction period applicable to each Restricted Share Award; provided, however, that the restriction period shall not exceed 10 years from the date of grant. The recipient of a Restricted Share Award will be unable to dispose of the shares prior to the expiration of the restriction period. During this period, the recipient will be entitled to vote the shares and receive any regular cash dividends on such shares. Each stock certificate representing a Restricted Share Award will be required to bear a legend giving notice of the restrictions in the grant. Since its adoption in 1995, no Restricted Share Awards have been made under the 1995 Plan.

    PERFORMANCE AWARDS. The Committee may grant Performance Awards under which payment may be made in shares of the Company's Common Stock (including restricted shares), a combination of shares and cash or cash if the performance of the Company meets certain goals established by the Committee during an award period. The Committee, in its discretion, will determine the performance goals, the length of an award period, and the manner and medium of payment of each Performance Award. In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable. Since its adoption in 1995, no Performance Awards have been made under the 1995 Plan.

    STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS. The Committee may grant stock appreciation rights ("SARs") and limited stock appreciation rights ("LSARs") either singly or in combination with an underlying stock option or Performance Award under the 1995 Plan. The term, exercisability and other provisions of an SAR or LSAR may be fixed by the Committee. SARs entitle the grantee to receipt of the same economic value that would have been derived from exercise of an option. LSARs are similar to SARs but become exercisable only upon a tender offer or exchange offer for at least 30% of the outstanding shares of the Company's Common Stock. Payment of an SAR or LSAR may be made in cash, in shares or a combination of both at the discretion of the Committee. If an SAR or LSAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate. Since its adoption in 1995, no SARs or LSARs have been awarded under the 1995 Plan.

    Each award under the 1995 Plan must be evidenced by an award agreement that will be delivered to the participant specifying the terms and conditions of the award and any rules applicable to such award.

    Upon a change in control as defined in, and subject to certain limitations under, the 1995 Plan, all outstanding awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award granted. Awards are nontransferable; however, if so provided in an award agreement, an award may be transferred, without payment of consideration, to immediate family members, or to partnerships whose partners are such family members or, except as prohibited by Rule 16b-3 under the Exchange Act, to a person or other entity for which the grantee is entitled to a deduction for a "charitable contribution" under the Internal Revenue Code of 1986.

ELIGIBLE PARTICIPANTS

    Under the 1995 Plan, and as designated by the Committee, any employee of the Company or the Company's affiliates who is not a member of the Committee may participate in the 1995 Plan and receive award(s) thereunder. Currently, all of the Company's employees (approximately 950 persons) are eligible to participate in the 1995 Plan.

FEDERAL INCOME TAX CONSEQUENCES

    STOCK OPTIONS. The grant of an incentive stock option or a nonqualified stock option will not result in income for the grantee or in a deduction for the Company. The exercise of a nonqualified stock option will result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding will be required.

    The exercise of an incentive stock option will not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and
(ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition will be the option price. Any gain will be taxed to the employee as long term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

    If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee will recognize ordinary income and the Company will be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion will be taxable as long-term or short-term capital gain.

    RESTRICTED SHARE AWARDS. The grant of Restricted Shares should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture." If there are not such restrictions, the grantee will recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction will be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee will receive ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding will be required.

    SARS, LSARS AND PERFORMANCE AWARDS. The grant of an SAR, LSAR or a Performance Award will not result in income for the grantee or in a deduction for the Company. Upon the exercise of an SAR or LSAR or the receipt of shares or cash under a Performance Award, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding will be required.

OTHER INFORMATION

    The 1995 Plan was effective April 24, 1995 and will terminate on April 24, 2005, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders. The Amendment will not extend or otherwise affect the term of the 1995 Plan. The Board or the Committee may amend the 1995 Plan as it deems advisable; provided, however, that shareholder approval must be obtained for any amendment increasing the number of available shares under the plan or changing the class of eligible participants, permit the granting of awards which expire more than ten years after the grant date, or extend the termination date of the 1995 Plan.

    Employees who will participate in the 1995 Plan in the future and the amounts of award(s) to such employees are to be determined by the Committee subject to any restrictions outlined above. Accordingly, it is not possible to state the terms of any individual options or awards that may be issued under the 1995 Plan or the names or positions of or respective amounts of the allotment to any individuals who may participate.

                                AMERICREDIT CORP.
                                200 BAILEY AVENUE
                             FORT WORTH, TEXAS 76107

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Clifton H. Morris, Jr., Michael R. Barrington and Daniel E. Berce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of AmeriCredit Corp. (the "Company"), held of record by the undersigned on September 12, 1997, at the Annual Meeting of Shareholders of the Company to be held on November 5, 1997, and any adjournments thereof.

   THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.

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

                                                    Please mark
                                                    your votes as    /X/
                                                    indicated in
                                                    this example


1. Proposal to elect as Directors of the Company the following persons to hold office until the next annual election of Directors by the shareholders or until their successors have been duly elected and have qualified.

   FOR all nominees listed below   / /      WITHHOLD AUTHORITY to vote for   / /
                                            all nominees listed below

   Nominees:  Clifton H. Morris, Jr., Michael R. Barrington, Daniel E. Berce,
              Edward H. Eastman, Gerald W. Haddock, Douglas K. Higgins,
              James H. Greer, Kenneth H. Jones, Jr.

   (INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to amend the 1995 Omnibus Stock and incentive Plan for AmeriCredit Corp.

             FOR    AGAINST    ABSTAIN
             / /      / /        / /

3. Proposal to ratify the appointment of Coopers & Lybrand as accountants for the fiscal year ending June 30, 1998.

             FOR    AGAINST    ABSTAIN
             / /      / /        / /

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                   (Please sign exactly as name appears
                                   hereon. Proxies should be dated when
                                   signed. When shares are held by joint
                                   tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for a corporation. If shares are registered in more than one name, each joint owner should sign.)

                                   Dated:                            , 1997
                                          ---------------------------

                                   ----------------------------------------
                                                  Signature

                                   ----------------------------------------
                                           Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
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